[TOUSA Logo]	Company Contact: Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com	Exhibit 99.1

TOUSA Announces Interim Chief Financial Officer

HOLLYWOOD, Fla., June 6, 2006 — Technical Olympic USA, Inc. (NYSE: TOA) announced today that Randy L. Kotler, Senior Vice President and Chief Accounting Officer, will serve as interim Chief Financial Officer of TOUSA until a successor is selected. Mr. Kotler succeeds David J. Keller, the Company’s former Senior Vice President, Chief Financial Officer and Treasurer, who resigned as of May 31, 2006, as the Company previously announced on March 31, 2006.

Mr. Kotler has served as TOUSA’s Vice President and Chief Accounting Officer since 2002. Prior to joining TOUSA, Mr. Kotler spent 13 years in public accounting, including the last five with Ernst & Young LLP in its Real Estate Group. Mr. Kotler is a certified public accountant.

“Randy has been an integral part of TOUSA’s senior management team since our company was formed in 2002, and possesses broad-based and deep knowledge of our company,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 10, 2006.